Exhibit 99.1

Local Bounti Announces First Quarter 2022 Financial Results

Georgia facility expected to commence operations in July 2022

Pasco, Washington facility advancing forward

Reaffirms full year 2022 guidance

HAMILTON, MT – May 9, 2022 – Local Bounti Corporation (NYSE: LOCL, LOCL WS) (“Local Bounti” or the “Company”), a breakthrough U.S. indoor agriculture company combining the best aspects of vertical and greenhouse growing technologies, today announced its first quarter 2022 results for the three months ended March 31, 2022 and reaffirms full year 2022 guidance.

Craig Hurlbert, Co-CEO of Local Bounti stated, “We have been extremely busy this past month since closing our acquisition of Pete’s® and focused on integrating our operations and commercial teams to expand on the opportunity that we see in the burgeoning CEA industry. We continue to look ahead and are planning for our next phase of growth to service the existing demand within our customer network that now reaches over 10,000 retail doors. To that end, our new Georgia facility is on track to commence operations in July and we are advancing on our Pasco, Washington facility. We are engaged in deep discussions with our customer base and canvassing their respective markets to identify how we can meet existing demand before making an announcement on the location of our next facility. Our focus remains on driving leading unit economics and we believe that the integration of our Stack & Flow Technology™ will be a powerful platform to achieve our long-term objectives.”

First Quarter 2022 Financial Summary

Subsequent to the end of first quarter 2022, the Company closed its acquisition of Pete’s on April 4, 2022 for $122.5 million, creating a scaled controlled environment agriculture (“CEA”) operator with a national distribution footprint that reaches approximately 10,000 retail doors. The first quarter results that follow represent Local Bounti on a stand-alone basis, unless otherwise noted.

•	Sales of $282 thousand in the first quarter 2022, as compared to $57 thousand in the prior year period. Pete’s stand-alone business produced sales of $5.9 million in the first quarter 2022.

•

Gross profit of $48 thousand in the first quarter of 2022, representing a gross margin of 17%; adjusted gross margin,[1] excluding depreciation, was consistent with the prior year period at approximately 39%. The lower gross margin compared to the fourth quarter of 2021 reflects a temporary increase in research and development at Local Bounti’s Montana facility associated with focused yield improvement activities in support of the Pete’s acquisition and other commercial facility plans, including the pending opening of the new Georgia facility. The Company continues to achieve new advancements with improved crop cycles and yield.

•

Net loss of $25.8 million in the first quarter 2022, including approximately $3.9 million of expenses associated with the Company’s acquisition of Pete’s, as well as $11.0 million in stock-based compensation, $1.6 million in interest expense, $0.5 million of depreciation and $0.2 in other; net loss was $9.4 million in the prior year period.

•	Adjusted EBITDA[1] loss of $8.5 million the first quarter of 2022, as compared to a loss of $3.9 million in the prior year period.

[1]	See reconciliation of the non-GAAP measures at the end of this press release.

Recent Development – Previously Announced Acquisition of Pete’s

On April 4, 2022, the Company announced the successful completion of its acquisition of indoor farming company Hollandia Produce Group, Inc., which operates under the name Pete’s®. Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two operating facilities in California and one under construction in Georgia which is scheduled to begin operations in July 2022. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, Whole Foods and AmazonFresh. Pete’s primary products include living butter lettuce – where it is a leading provider with an approximate 80 percent share of the CEA market within the Western U.S. – as well as packaged salad and cress. Pete’s has been in operation for over 50 years while focusing the last 25 years in leafy greens, has long-standing relationships with the majority of its customers, and has a demonstrated track record of generating positive adjusted EBITDA.

Pete’s select financial results for the twelve months ended December 31, 2021 as compared to December 31, 2020, where appropriate:2

•	Sales of $22.7 million, an increase of 2.9%.

•	Adjusted gross profit of $10.2 million, representing an adjusted gross margin of 45.0%.[3]

[2]

On April 29, 2022, Local Bounti filed a Current Report on Form 8-K/A (the “Form 8-K/A”) with the U.S. Securities and Exchange Commission (“SEC”) to report the historical financial statements of Pete’s and pro forma financial information required by SEC rules and regulations. The Form 8-K/A contains audited consolidated financial statements of Hollandia Produce Group, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in owners’ investment and cash flows for the years then ended, and the related notes to the consolidated financial statements.

[3]	See reconciliation of the non-GAAP measures for Pete’s at the end of this press release

Commercial Facility Expansion Update

Georgia facility progressing toward July operational launch

The Company’s facility in Georgia is approaching completion of Phase 1-A construction and operations are anticipated to begin in July 2022, which consists of 7 greenhouses. In sequence with Phase 1-A’s completion, the Company expects to begin construction on Phase 1-B in June 2022, which will mirror Phase 1-A in terms of size and capabilities, and double the capacity of the Georgia facility. As a component of Phase 1-B’s construction, the Company’s Stack & Flow Technology™ will also be integrated for utilization across both Phases, which is expected to add approximately 40% of incremental revenue generating capacity to the finished Georgia facility (Phase 1-A and 1-B). The Phase 1-B construction is expected to be completed in second quarter 2023 and commence operations in third quarter 2023. The Company continues to expect to achieve initial run-rate revenue of at least $30 million at full production, excluding the expected future positive impact from additional capacity due to incorporating Local Bounti’s Stack and Flow Technology™ at all three of Pete’s facilities.

Activity advances at Pasco, Washington facility

Following the closing of the Pete’s acquisition, the Company has advanced its activity at the Pasco, Washington facility. The site is being redesigned to further optimize operational synergies, drive best in class unit economics, and to account for synergies with Pete’s growing systems to meet demand across the combined product portfolio.

Montana Facility Operational Progress, IP Development and SKU Expansions

Subsequent to first quarter, the Company’s Hamilton, Montana facility operations began scaling up commercial production following a research and development phase that was initiated prior to the Pete’s acquisition. As of March 31, 2022, the Company was generating approximately 26 crop turns annually for its commercial loose-leaf lettuce, which compares to approximately 17 to 22 turns annually as of December 31, 2021. Importantly, this performance is already in alignment with the Company’s long-term assumptions that were previously reported and performance within its trials are generating further gains.

The Company has been hard at work translating its innovations into a robust IP portfolio across process improvements, genetics, computer vision, artificial intelligence and controls, which will protect its investments and position the business for long-term growth.

In first quarter 2022, at the request from customers, the Company launched a new 9.5oz Spring Mix. Additionally, the Company will be launching Romaine Crisp, an improvement to its existing Romaine SKU, which is expected to be in stores this month.

Capital Structure

The Company ended the quarter with cash, cash equivalents and restricted cash of $76.4 million. As previously disclosed, management utilized a combination of $92.5 million in debt to finance its acquisition of Pete’s through its existing agreement with Cargill and $30.0 million of equity in the form of the Company’s common stock.

The Company had approximately 86.5 million basic and diluted shares outstanding as of March 31, 2022. Subsequent to quarter end, the Company issued an additional 7.6 million shares associated with the Pete’s acquisition and related amendment to the Company’s credit facility with Cargill Financial Services, Inc. The Company has an additional 11.5 million warrants outstanding and approximately 10 million restricted stock units outstanding.

Financial Outlook

Management is reaffirming its full year 2022 sales guidance of at least $20 million, including partial year contribution from its acquisition of Pete’s.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 5:00 p.m. ET on Monday, May 9, 2022. To participate on the live call, listeners in North America may dial (877) 514-3623 and international listeners may dial (201) 689-8768.

In addition, the call will be broadcast live via webcast, hosted at the “Investors” section of the Company’s website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its proprietary Stack and Flow Technology™ – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 10,000 retail doors with its two brands: Local Bounti® and Pete’s®. We grow healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Our sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to ‘bring our farm to your kitchen in the fewest food miles possible,’ Local Bounti’s food is fresher, more nutritious, and lasts 3 to 5 times longer than traditional agriculture. To find out more, visit localbounti.com or eatpetes.com, or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will” and other similar words or expressions. Forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of the Company. The forward-looking statements in this press release address a variety of subjects including, for example, projected financial information, statements regarding estimates and forecasts of other financial and performance metrics, projected costs of building or acquiring facilities, projections of market opportunity and market share, and the business prospects of the Company following the Pete’s transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti’s ability to effectively integrate the recently acquired operations of Pete’s into its existing operations; the ability of Local Bounti to retain and hire key personnel; the uncertainty of projected financial information; Local Bounti’s increased leverage as a result of additional indebtedness incurred in connection with the recent acquisition of Pete’s; restrictions contained in Local Bounti’s debt facility agreements with Cargill; Local Bounti’s ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; and unknown liabilities that may be assumed in the transaction; Local Bounti’s ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; Local Bounti’s ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti’s ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti’s CEA facilities; Local Bounti’s ability to attract and retain qualified employees; Local Bounti’s ability to develop and maintain its brand or brands it may acquire; Local Bounti’s ability to maintain its company culture or focus on its vision as it grows; Local Bounti’s ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti’s ability to compete successfully in the highly competitive natural food market; Local Bounti’s ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti’s ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under “Risk Factors” and “Forward-Looking Statements” in Local Bounti’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022, as supplemented by subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin Percentage and Adjusted Selling, General and Administrative, which are adjusted from results based on generally accepted accounting principles in the United States (“GAAP”) and exclude certain expenses, gains and losses. The Company defines and calculates Adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest income or expense, provision for income taxes, depreciation and amortization, and adjusted to exclude stock-based compensation expense, business combination transaction costs, and certain other non-core items. The Company defines and calculates Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of sales. The Company defines and calculates Adjusted Gross Profit as gross profit excluding depreciation. The Company defines and calculates Adjusted Gross Margin Percentage as Adjusted Gross Profit as a percent of sales. The Company defines and calculates Adjusted Selling, General and Administrative as selling, general and administrative expense excluding depreciation, stock-based compensation expense and business combination transaction costs.

These non-GAAP financial measures are provided to enhance the user’s understanding of our prospects for the future and the historical performance for the context of the investor. The Company’s management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three months ended March 31, 2022 and 2021.

Contact:

Kathleen Valiasek, Chief Financial Officer

Local Bounti

investors@localbounti.com

LOCAL BOUNTI CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$71,974	$96,661
Restricted cash and cash equivalents	4,416	4,416
Accounts receivable, net of allowance	73	110
Accounts receivable, related party	1	8
Inventory, net of allowance	1,263	922
Prepaid expenses and other current assets	3,584	3,391

Total current assets	81,311	105,508
Property and equipment, net	43,994	37,350
Operating lease right-of-use assets	269	55
Other assets	905	1,017

Total assets	$126,479	$143,930

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$7,431	$1,912
Accrued liabilities	6,721	16,020
Accrued liabilities, related party	26	8
Operating lease liabilities	111	28

Total current liabilities	14,289	17,968
Long-term debt	11,110	11,199
Financing obligation	13,982	13,070
Operating lease liabilities, noncurrent	145	10

Total liabilities	39,526	42,247

Commitments and contingencies

Stockholders’ equity
Common stock, 0.0001 par value, 400,000,000 shares authorized, 86,465,757 and 86,344,881 issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	9	9
Additional paid-in capital	180,958	169,916
Accumulated deficit	(94,014)	(68,242)

Total stockholders’ equity	86,953	101,683

Total liabilities and stockholders’ equity	$126,479	$143,930

LOCAL BOUNTI CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Sales	$282	$57
Cost of goods sold	234	45

Gross profit	48	12
Operating expenses
Research and development	1,948	432
Selling, general and administrative	22,259	8,294

Total operating expenses	24,207	8,726

Loss from operations	(24,159)	(8,714)
Other income (expense):
Management fee income	30	20
Convertible Notes fair value adjustment	—	(299)
Interest expense, net	(1,643)	(405)

Loss before income taxes	(25,772)	(9,398)
Income tax expense	—	—

Net loss	$(25,772)	$(9,398)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(0.32)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	81,009,268	49,131,554

LOCAL BOUNTI CORPORATION

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2022	2021
Net loss	$(25,772)	$(9,398)
Stock-based compensation expense	11,013	4,942
Business combination transaction costs	3,901	—
Interest expense, net	1,643	405
Depreciation	541	124
Loss from disposal of fixed assets	196	—
Management fee income	(30)	(20)

Adjusted EBITDA	$(8,508)	$(3,947)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS PROFIT MARGIN

	Three Months Ended March 31,
	2022	2021
Sales	$282	$57
Cost of goods sold	234	45

Gross profit	48	12
Depreciation	61	8

Adjusted gross profit	$109	$20

Adjusted gross margin %	39%	35%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended March 31,
	2022	2021
Selling, general and administrative	$22,259	$8,294
Stock-based compensation	(11,013)	(4,942)
Business combination transaction costs	(3,901)	—
Depreciation	(167)	(15)

Adjusted selling, general and administrative	$7,178	$3,337

HOLLANDIA PRODUCE GROUP, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands)

RECONCILIATION OF PETE’S GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

Year Ended December 31, 2021
Sales	$22,721
Cost of goods sold	10,716

Gross profit	12,005
Reclassification of direct costs[4]	(4,549)
Depreciation	2,743

Adjusted gross profit	$10,199

Adjusted gross margin %	45%

[4]

Reflects the reclassification of direct costs from overhead and depreciation and amortization to cost of goods sold consistent with the presentation of Local Bounti. Amounts reclassified consist of $2.7 million from overhead and $2.7 million depreciation and amortization to cost of goods sold, respectively. In addition, reclassification includes $880 thousand from cost of goods sold to research and development, to conform with the presentation of Local Bounti.